World Funds Trust 485BPOS

Exhibit 99.(e)(14)

FIRST AMENDMENT TO

DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of March 9, 2021 by and between World Funds Trust (“Client”) and Foreside Fund Services, LLC (together with Client, the “Parties”) is entered into as of August 24, 2021 (the “Effective Date”).

WHEREAS, the Parties desire to amend Exhibit A to the Agreement; and

WHEREAS, Section 18 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Exhibit A to the Agreement is hereby deleted in its entirety and replaced by the Exhibit A attached hereto.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

WORLD FUNDS TRUST		FORESIDE FUND SERVICES, LLC

By:	/s/ David Bogaert	By:	/s/ Mark Fairbanks
	David Bogaert, President		Mark Fairbanks, Vice President

EXHIBIT A

Fund Names

Philotimo Focused Growth and Income Fund

Curasset Capital Management Core Bond Fund

Curasset Capital Management Limited Term Income Fund